EXHIBIT 99.1

Gulf Resources, Inc.	CCG Investor Relations Inc.
Helen Xu	David Rudnick, Account Manager
Email: beishengrong@vip.163.com	Phone: +1-646-626-4172
Web: http://www.gulfresourcesinc.cn	Email: david.rudnick@ccgir.com

Crocker Coulson, President
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com

Gulf Resources Receives Appraisal Report on Production Capacity

SHANDONG, China, November 22, 2011 /PRNewswire-Asia-FirstCall/ -- Gulf Resources, Inc. (Nasdaq:GURE - News) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company has received an appraisal report assessing its production capacity from a third-party independent international appraisal firm, Grant Sherman Appraisal Limited (“Grant Sherman”). In addition, the Company announced that, it has received a declaration from its contractor, Shouguang Shengkun Construction and Installation Co., Ltd. (“Shouguang Shengkun Construction”).The Company will file a copy of the declaration and a translation in a Form 8-K filing today.

In October 2011, the Company engaged Grant Sherman, which after assessment of the Company’s plants, machinery and equipment concluded that the Company’s annual bromine and crude salt production capacity is 41,547 tones and 861,143 tones, respectively with a total nine bromine production plants.

In addition, the Company’s contractor, Shouguang Shengkun Construction, has provided the Company with a declaration which confirms all of the projects for which it has contracted with the Company’s subsidiaries, Shouguang City Haoyuan Chemical Industry Co., Ltd and Shouguang City Yuxin Chemical Co., Ltd. The shareholder of Shouguang Shengkun Construction, Mr. ZhenhuaJia, has also confirmed in the declaration, that he has never participated in any face to face or telephone interview in regards to its construction projects with Shouguang City Haoyuan Chemical Co., Ltd. and Shouguang City Yuxin Chemical Co., Ltd.  These declarations were made in response to some anonymous allegations on the Internet in September 2011.

“The Company’s bromine, crude salt and specialty chemical product businesses are performing well and have potential for additional growth. Although we are impacted by the softening of the global and domestic economy, we believe our business will resume the growth trajectory once the economic conditions improve,” said Mr. Xiaobin Liu, the Company’s Chief Executive Officer. “We are confident that all the allegations towards our production plants and capacity are unfounded and have provided evidence to our valued shareholders and investors.”

About Grant Sherman Appraisal Limited

Grant Sherman Appraisal Limited was established in January 2002 by a group of experienced professionals with international qualifications providing wide range of services in connection with the following aspects:

1. Business Enterprise and Intangible Assets Appraisal;
2. Corporate Advisory;
3. Derivatives Appraisal;
4. Industrial Plant and Machinery Appraisal; and
5. Real Estate Appraisal.

Up to 2010, it has already engaged in assignments with hundreds of client engaging in various industries, most of which are corporations listed on stock exchanges world-wide, including but not limited to (a) Hong Kong; (b) Singapore; (c) Taiwan; (d) London; and (e) New York. For detail, please kindly refer to the company website http://www.grantsherman.com/.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit http:// www.gulfresourcesinc.cn/.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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